Exhibit (g)

INVESTMENT MANAGEMENT AGREEMENT

DoubleLine Opportunistic Credit Fund

This Investment Management Agreement is executed as of November 9, 2011 by and between DOUBLELINE OPPORTUNISTIC CREDIT FUND, a Massachusetts business trust (the “Fund”), and DOUBLELINE CAPITAL LP, a Delaware limited partnership (the “Manager”).

In consideration of the mutual covenants herein contained, it is agreed as follows:

1.	SERVICES TO BE RENDERED BY THE MANAGER TO THE FUND.

(a)  Subject always to the control of the Board of Trustees (the “Trustees”) of the Fund and to such policies as the Trustees may determine, the Manager will, at its expense, (i) furnish continuously an investment program for the Fund and will make investment decisions on behalf of the Fund, including, without limitation, what investments will be purchased, held, sold, or exchanged by the Fund and what portion of the assets of the Fund will be held uninvested, and will, on behalf of the Fund, make changes in such investments, and will place all orders for the purchase and sale of portfolio securities and other investments of the Fund and (ii) furnish office space and equipment, provide certain bookkeeping and clerical services (excluding, among other things, administrative, transfer agency, accounting and other services provided by agents retained and paid by the Fund in accordance with Section 1(d) of this Agreement) and pay all salaries, fees, and expenses of officers and Trustees of the Fund who are officers or employees of the Manager. In the performance of its duties, the Manager will comply with the provisions of the Agreement and Declaration of Trust and By-laws of the Fund, each as amended from time to time, and the Fund’s stated investment objective, policies, and restrictions.

The Manager shall be authorized, on behalf of the Fund, to vote any proxies or elect to participate in any corporate action relating to assets owned by the Fund from time to time.

(b)  In the selection of brokers or dealers or other execution agents and the placing of orders for the purchase and sale of portfolio investments for the Fund, the Manager shall seek to obtain for the Fund the best execution available. In using its best efforts to obtain for the Fund the best execution available, the Manager, bearing in mind the Fund’s best interests at all times, shall consider all factors it deems relevant, including by way of illustration, breadth of the market in the security; price; the size of the transaction; the nature of the market for the security; the amount of the commission; the timing of the transaction taking into account market prices and trends; the reputation, experience, execution capability, and financial stability of the broker or dealer involved; and the quality of service rendered by the broker or dealer in other

INVESTMENT MANAGEMENT AGREEMENT

transactions. Subject to such policies as the Trustees may determine, the Manager shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Fund to pay a broker or dealer that provides brokerage and research services to the Manager an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Manager determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Manager’s overall responsibilities with respect to the Fund and to other clients of the Manager as to which the Manager exercises investment discretion. The Fund hereby agrees with the Manager that any entity or person associated with the Manager which is a member of a national securities exchange is authorized to effect any transaction on such exchange for the account of the Fund which is permitted by Section 11(a) of the Securities Exchange Act of 1934, as amended (the “1934 Act”).

(d)  The Fund assumes and shall pay or cause to be paid all of its expenses, including, without limitation: (a) all costs and expenses incident to the public offering of securities of the Fund, including those relating to the registration of its securities under the Securities Act of 1933, as amended, and any filings required under state securities laws and any fees payable in connection therewith; (b) the charges and expenses of any custodian(s) appointed by the Fund for the safekeeping of the cash, portfolio securities, and other property of the Fund; (c) the charges and expenses of independent accountants; (d) the charges and expenses of any stock transfer and dividend disbursing agent or agents and registrar or registrars appointed by the Fund; (e) the charges and expenses of any administrator appointed by the Fund to provide administrative services to the Fund; (f) the charges and expenses of any accounting and/or sub-accounting agent appointed by the Fund to provide accounting or sub-accounting services to the Fund; (g) brokerage commissions, dealer spreads, and other costs incurred in connection with proposed or consummated portfolio securities transactions; (h) all taxes, including securities issuance and transfer taxes, and corporate fees payable by the Fund to federal, state, local, or other governmental agencies; (i) the cost and expense of printing and issuing certificates, if any, representing securities of the Fund; G) fees involved in registering and maintaining registrations of the Fund under the Investment Company Act of 1940 and the rules and regulations thereunder, as amended from time to time (the “1940 Act”); (k) all expenses of shareholders’ and Trustees’ meetings, and of preparing, printing, and mailing proxy statements and reports to shareholders; (1) fees and expenses of Trustees of the Fund who are not officers or employees of the Manager; (m) all fees and expenses incident to the Fund’s dividend reinvestment plan; (n) charges and expenses of legal counsel (or any other consultant or adviser) to the Fund or to the independent Trustees and to the Fund; (o) trade association dues; (p) interest payable on Fund borrowings; (q) any shareholder relations expense; (r) premiums for a fidelity bond and any errors and

INVESTMENT MANAGEMENT AGREEMENT

omissions insurance maintained by the Fund; and (s) any other ordinary or extraordinary expenses incurred by the Fund in the course of its business. The Manager shall not be obligated to pay any expenses of or for the Fund not expressly assumed by the Manager pursuant to this Section 1 other than as provided in Section 3.

(e)  The Fund will pay or reimburse the Manager for the compensation in whole or in part of such officers of the Fund and persons assisting them as may be determined from time to time by the Trustees of the Fund. The Fund will also pay or reimburse the Manager for all or part of the cost of suitable office space, utilities, support services, and equipment attributable to such officers and persons as may be determined in each case by the Trustees of the Fund.

(f)  Subject to prior approval of a majority of the Trustees, including a majority of the Trustees who are not “interested persons” of the Fund or Manager (“Independent Trustees”) and, to the extent required by the 1940 Act and the rules and regulations under the 1940 Act, subject to any applicable guidance or interpretation of the Securities and Exchange Commission or its staff, by the shareholders of the Fund, the Manager may, from time to time, delegate to a sub-adviser or sub-administrator any of the Manager’s duties under this Agreement, including the management of all or a portion of the assets being managed.

2.	OTHER AGREEMENTS, ETC.

It is understood that any shareholder, Trustee, officer, or employee of the Fund may be a shareholder, partner, director, officer, or employee of, or be otherwise interested in, the Manager, and in any person controlled by or under common control with the Manager, and that the Manager and any person controlled by or under common control with the Manager may have an interest in the Fund. It is also understood that the Manager and persons controlled by or under common control with the Manager have and may have advisory, management service, distribution, or other contracts with other organizations and persons, and may have other interests and businesses.

Nothing contained in this Agreement shall prevent the Manager or any affiliated person of the Manager from acting as investment adviser or manager for any other person, firm, corporation (including any other investment company), or other entity, whether or not the investment objectives or policies of any such other person, firm, corporation, or other entity are similar to those of the Fund, or in any way bind or restrict the Manager or any such affiliated person from buying, selling, or trading any securities, commodities, or other investments for their own accounts or for the accounts of others for whom the Manager or any such affiliated person may be acting.

INVESTMENT MANAGEMENT AGREEMENT

While information and recommendations supplied to the Fund shall, in the Manager’s judgment, be appropriate under the circumstances and in light of the investment objective and policies of the Fund, such information and recommendations may be different from the information and recommendations supplied by the Manager or its affiliates to other investment companies, funds, and advisory accounts. The Fund shall be entitled to equitable treatment under the circumstances in receiving information, recommendations, and any other services, but the Fund recognizes that it is not entitled to receive preferential treatment as compared with the treatment given by the Manager to any other investment company, fund, or advisory account.

3.	COMPENSATION TO BE PAID BY THE FUND TO THE MANAGER.

The Fund will pay to the Manager as compensation for the Manager’s services rendered, for the facilities furnished, and for the expenses borne by the Manager pursuant to this Agreement, a fee, computed and paid monthly, at the annual rate of 1.00% of the average daily total managed assets of the Fund. For purposes of this Section 3, “total managed assets” means the total assets of the Fund (including assets attributable to any reverse repurchase agreements, dollar roll transactions, or similar transactions, borrowings, and preferred shares that may be outstanding) minus accrued liabilities (other than liabilities in respect of reverse repurchase agreements, dollar roll transactions, or similar transactions, and borrowings). For purposes of calculating “total managed assets,” the liquidation preference of any preferred shares outstanding shall not be considered a liability. For clarity, with respect to any reverse repurchase agreement, dollar roll or similar transaction, “total managed assets” includes any proceeds from the sale of an asset of the Fund to a counterparty in such a transaction, in addition to the value of the asset so sold as of the relevant measuring date. The average daily total managed assets of the Fund for any month shall be determined by taking an average of all of the determinations of total managed assets during such month at the close of business on each business day during such month while this Agreement is in effect. Such fee shall be payable for each month within five (5) business days after the end of such month.

In the event that the Manager has agreed to a fee waiver or an expense limitation or reimbursement arrangement with the Fund, subject to such terms and conditions as the Manager and the Fund may set forth in such agreement, the compensation due the Manager hereunder shall be reduced, and, if necessary, the Manager shall bear expenses with respect to the Fund, to the extent required by such fee waiver or expense limitation or reimbursement arrangement.

If the Manager shall serve for less than the whole of a month, the foregoing compensation shall be prorated.

INVESTMENT MANAGEMENT AGREEMENT

4.	ASSIGNMENT TERMINATES THIS AGREEMENT; AMENDMENTS OF THIS AGREEMENT.

This Agreement will terminate automatically, without the payment of any penalty, in the event of its assignment, provided that no delegation of responsibilities by the Manager pursuant to Section l(f) will be deemed to constitute an assignment. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge, or termination is sought. No amendment of this Agreement is effective until approved in a manner consistent with the 1940 Act, the rules and regulations under the 1940 Act, and any applicable guidance or interpretation of the Securities and Exchange Commission or its staff.

5.	EFFECTIVE PERIOD AND TERMINATION OF THIS AGREEMENT.

This Agreement is effective upon its execution and will remain in full force and effect as to the Fund continuously thereafter (unless terminated automatically as set forth in Section 4 or terminated in accordance with the following paragraph) for a period of two years, and will continue in effect from year to year thereafter so long as its continuance is approved at least annually by (i) the Trustees, or the shareholders by the affirmative vote of a majority of the outstanding shares of the respective Fund, and (ii) a majority of the Independent Trustees, by vote cast in person at a meeting called for the purpose of voting on such approval.

This Agreement may be terminated at any time by the Board of Trustees of the Fund or by vote of a majority of the outstanding voting securities of the Fund on not more than 60 days’ written notice to the Manager. The Manager may at any time terminate this Agreement by not less than 60 days written notice to the Fund. A notice of termination shall be delivered or mailed by registered mail, postage prepaid, to the other party at the address indicated below:

If to the Fund:

DoubleLine Opportunistic Credit Fund

333 South Grand Avenue, Suite 1800

Los Angeles, California 90071

Attn: President and Board of Trustees

If to the Manager:

DoubleLine Capital LP

333 South Grand Avenue, Suite 1800

Los Angeles, California 90071

INVESTMENT MANAGEMENT AGREEMENT

Attn: President

Termination of this Agreement pursuant to this Section 5 shall be without the payment of any penalty.

6.	CERTAIN DEFINITIONS.

For the purposes of this Agreement, the “affirmative vote of a majority of the outstanding shares” means the affirmative vote, at a duly called and held meeting of shareholders, (a) of the holders of 67% or more of the shares of the Fund present (in person or by proxy) and entitled to vote at such meeting, if the holders of more than 50% of the outstanding shares of the Fund entitled to vote at such meeting are present in person or by proxy, or (b) of the holders of more than 50% of the outstanding shares of the Fund entitled to vote at such meeting, whichever is less.

For the purposes of this Agreement, the terms “affiliated person,” “control,” “interested person,” and “assignment” have their respective meanings defined in the 1940 Act, subject, however, to the rules and regulations under the 1940 Act and any applicable exemption, guidance, or interpretation of the Securities and Exchange Commission or its staff; the term “approve at least annually” will be construed in a manner consistent with the 1940 Act and the rules and regulations under the 1940 Act and any applicable exemption, guidance, or interpretation of the Securities and Exchange Commission or its staff; and the term “brokerage and research services” has the meaning given in the 1934 Act and the rules and regulations under the 1934 Act and under any applicable exemption, guidance, or interpretation of the Securities and Exchange Commission or its staff.

7.	NONLIABILITY AND INDEMNIFICATION OF MANAGER.

Notwithstanding any other provisions of this Agreement, in the absence of willful misfeasance, bad faith or gross negligence on the part of the Manager, or reckless disregard of its obligations and duties hereunder, the Manager, including its officers, directors, and partners, shall not be subject to any liability to the Fund, or to any shareholder, officer, director, partner, or Trustee thereof, for any act or omission in the course of, or connected with, rendering services hereunder.

The Manager shall be indemnified by the Fund to the fullest extent permitted by law against liability and against all expenses reasonably incurred or paid by the Manager in connection with ‘any claim, action, suit or proceeding in which the Manager becomes involved as a party or otherwise by virtue of the Manager serving as investment adviser to the Fund

INVESTMENT MANAGEMENT AGREEMENT

hereunder and against amounts paid or incurred by the Manager in the settlement thereof, provided that any such settlement has been approved by the Board of Trustees (including a majority of the Independent Trustees), such approval not to be unreasonably withheld. The words “claim,” “action,” “suit,” and “proceeding” shall apply to all claims, actions, suits or proceedings (civil, criminal or other, including appeals), actual or threatened against Manager while in office as investment adviser or thereafter other than those proceedings that Manager may be or may become subject to as a result of conducting its ordinary business as an investment adviser (e.g., inspections and investigations of the Securities and Exchange Commission), and the words “liability” and “expenses” shall include, without limitation, attorneys’ fees, costs, judgments, amounts paid in settlement, fines, penalties and other liabilities.

No indemnification shall be provided hereunder to Manager if Manager (i) has been adjudicated by a court or body before which the proceeding was brought (A) to have engaged in willful misfeasance, bad faith, negligence or reckless disregard or breach of the duties involved in the conduct of his office or (B) not to have acted in good faith in the reasonable belief that the Manager’s action was in the best interest of the Fund; or (ii) in the event of a settlement, unless there has been a determination that the Manager did not engage in willful misfeasance, bad faith, negligence or reckless disregard or breach of the duties involved in the conduct of the Manager’s office, (A) by the court or other body approving the settlement; (B) by at least a majority of the Independent Trustees who are not parties to the matter based upon a review of readily available facts (as opposed to a full trial-type inquiry); or (C) by written opinion of independent legal counsel based upon a review of readily available facts (as opposed to a full trial-type inquiry); provided, however, that any shareholder may, by appropriate legal proceedings, challenge any such determination by the Trustees or by independent counsel.

Expenses may be paid from time to time by the Fund in advance of the final disposition of any such action, suit, or proceeding only upon receipt of an undertaking by or on behalf of Manager to repay amounts so paid to the Fund if it is ultimately determined that indemnification of such expenses is not authorized under this Section, provided, that (a) Manager shall provide security for its undertaking, (b) the Fund shall be insured against losses arising by reason of Manager’s failure to fulfill its undertaking, or (c) a majority of the Independent Trustees (provided that a majority of such Trustees then in office act on the matter), or independent legal counsel in a written opinion, shall determine, based on a review of readily available facts (but not a full trial-type inquiry), that there is reason to believe Manager ultimately will be entitled to indemnification.

INVESTMENT MANAGEMENT AGREEMENT

8.	LIMITATION OF LIABILITY OF THE TRUSTEES AND SHAREHOLDERS.

A copy of the Agreement and Declaration of Trust of the Fund is on file with the Secretary of State of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Fund as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees or shareholders individually but are binding only upon the assets and property of the Fund.

9.	USE OF NAMES AND LOGOS.

It is expressly understood that the names “DoubleLine” and “DoubleLine Capital” or any derivation thereof, or any logo associated with those names, are the valuable property of the Manager and its affiliates, and in certain cases are protected under applicable trademark law. The Fund shall have the limited right to use such names (or derivations thereof or associated logos) only so long as the Manager shall consent and this Agreement shall remain in effect. Upon reasonable notice from the Manager to the Fund or upon termination of this Agreement, the Fund shall forthwith cease to use such names (or derivations thereof or associated logos) and shall promptly amend its Agreement and Declaration of Trust and other public documents to change its name accordingly. The covenants on the part of the Fund in this Section 9 shall be binding upon it, its Trustees, officers, stockholders, creditors and all other persons claiming under or through it, and shall survive the termination of this Agreement.

10.	BOOKS AND RECORDS.

In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Manager agrees that all records that it maintains for the Fund are the property of the Fund and further agrees to surrender promptly to the Fund any such records upon the Fund’s request. The Manager further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act. Upon termination of this Agreement, the Manager shall promptly, upon demand, return to the Fund all such records, except that the Manager may retain copies for its records as may be required by applicable law and regulation and by its internal compliance obligations, subject to any confidentiality requirements.

11.  NOTICES.

Any notice under this Agreement shall be given in writing, addressed and delivered to the party to this Agreement entitled to receive such notice at the address indicated in Section 5 or such other address as such party may designate in writing.

INVESTMENT MANAGEMENT AGREEMENT

12.	COUNTERPARTS.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.

13.	GOVERNING LAW.

This Agreement shall be construed in accordance with the laws of the State of California and the applicable provisions of the 1940 Act. To the extent applicable law of the State of California, or any of the provisions herein, conflict with applicable provisions of the 1940 Act, the latter shall control.

IN WITNESS WHEREOF, DOUBLELINE OPPORTUNISTIC CREDIT FUND and DOUBLELINE CAPITAL LP have each caused this instrument to be signed in its behalf by its duly authorized representative, all as of the day and year first above written.

DOUBLELINE OPPORTUNISTIC CREDIT FUND

By:	/s/ Susan Nichols
Name:	Susan Nichols
Title:	Treasurer

DOUBLELINE CAPITAL LP

By:	/s/ Ronald Redell
Name:	Ronald Redell
Title:	Vice President

INVESTMENT MANAGEMENT AGREEMENT